Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2007 on the consolidated balance sheets of Cobra Electronics Corporation and subsidiaries (which report expressed an unqualified opinion) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Cobra Electronics Corporation and its’ subsidiaries for the years ended December 31, 2006, 2005 and 2004, included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report on Form S-8 in the company’s previously filed Registration Statement Nos. 333-63501, 333-42164, 333-42166 and 333-91078.

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 27, 2007